Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-52873, 33-63615, 333-58044), Form S-4 (No. 333-138483) and Form S-8 (Nos. 333-91054, 333-61432, 333-71821, 333-71597, 333-71029, 33-42972, 33-48683) of Citizens Communications Company and subsidiaries of our report dated March 1, 2007 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Commonwealth Telephone Enterprises, Inc. and its subsidiaries, which is incorporated by reference in this Current Report on Form 8-K/A of Citizens Communications Company dated April 11, 2007.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
April 11, 2007